QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
GOTTSCHALKS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

GOTTSCHALKS INC.
7 River Park Place East
Fresno, California 93720
(559) 434-4800

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	June 26, 2003
Time:	10:00 a.m., Pacific Daylight Time
Place:	Gottschalks Inc. corporate headquarters located at 7 River Park Place East, Fresno, California

Matters to be voted on:

1.
Election of ten members of the Board of Directors; and

2.
Any other matters properly brought before the stockholders at the meeting.

By order of the Board of Directors,

Joe Levy Chairman

Fresno, California
May 30, 2003

PROXY STATEMENT

        Your vote at the annual meeting is important to us. You may vote your shares via the Internet by accessing the voting site shown on your proxy card, by telephone by calling the toll-free number shown on your proxy card, by mail using the proxy card, or in person by attending and voting at the meeting.

        This proxy statement has information about the annual meeting and was prepared by the Company's management for the Board of Directors. This proxy statement and the accompanying proxy card are being first mailed to stockholders on or about May 30, 2003.

Questions and Answers About Voting

         Who can vote?

        You can vote your shares of common stock if our records show that you owned the shares on April 30, 2003, the record date for our meeting. A total of 12,801,333 shares of common stock can vote at the annual meeting. You get one vote for each share of common stock. The enclosed proxy card shows the number of shares you can vote.

How do I vote by proxy?

        You have four voting options:

        INTERNET: You can vote over the Internet at the web address shown on your proxy card. Internet voting is available 24 hours per day. If you have access to the Internet, we encourage you to vote this way. IF YOU VOTE OVER THE INTERNET, DO NOT RETURN YOUR PROXY CARD.

        TELEPHONE: You can vote by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours per day. Voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. IF YOU VOTE OVER THE TELEPHONE, DO NOT RETURN YOUR PROXY CARD.

        PROXY CARD: You can vote by mail by signing, dating and mailing your proxy card in the postage-paid envelope provided. Follow the instructions on the enclosed proxy card to vote on the proposal to be considered at the annual meeting. If you vote by mail, sign and date the proxy card and mail it back to us in the enclosed envelope. The proxyholders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on the proposal, the proxyholders will vote for you on the proposal. Unless you instruct otherwise, the proxyholders will vote for each of the ten director nominees.

        VOTE IN PERSON: You can attend the Annual Meeting and vote at that meeting.

What if other matters come up at the annual meeting?

        The matter described in this proxy statement is the only matter we know will be voted on at the annual meeting. If other matters are properly presented at the meeting, the proxyholders will vote your shares as they see fit.

Can I change my vote?

        Yes. At any time before the vote on a proposal, you can change your vote. If you originally voted by Internet or telephone, merely access the website or toll-free telephone number originally used, and follow the instructions to change your vote. If you originally voted by mail, you may change your vote either by giving the Company's secretary a written notice revoking your proxy or by signing, dating and returning to us a new proxy card. We will honor the proxy card with the latest date. You also may attend the annual meeting and revoke your proxy card at that meeting. Your attendance alone does not automatically revoke your proxy card.

What do I do if my shares are held in "street name"?

        If your shares are held in the name of your broker, a bank, or other nominee, your shares are in "street name" and that party should give you instructions for voting your shares. The availability of Internet and telephone voting depends on their voting process. Please follow the instructions on the voting instruction form they send you.

        If you are a participant in the Gottschalks Inc. Retirement Savings Plan (the "401(k) Plan"), you will receive separate voting instructions from the trustee of the 401(k) Plan. Internet and telephone voting will not be available to you. Please follow the instructions on the voting instruction form they send to you.

How are votes counted?

        We will hold the annual meeting if holders of a majority of the shares of common stock entitled to vote are represented at the annual meeting in person or by proxy. If you properly execute your proxy, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on the proposal listed on the proxy card.

        "Broker non-votes" will be counted as present to determine if a quorum exists but will not be counted as present and entitled to vote on any non-routine proposal. A "broker non-vote" occurs with respect to a proposal when a broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares, and no instruction is given.

Who pays for this proxy solicitation?

        We do. In addition to sending you these materials, some of our employees may contact you by telephone, by mail or in person. None of these employees will receive any extra compensation for doing this. We also have asked registered banks and brokers to forward copies of these materials to shareholders for whom they act as nominees at our expense.

MANAGEMENT PROPOSAL
Election of Directors

        An entire Board of Directors, consisting of ten members, will be elected at the annual meeting. The ten nominees receiving the highest number of votes will be elected. The directors elected will hold office until their successors are elected, which should occur at the next annual meeting. All of the nominees are currently directors of the Company.

        At the annual meeting, we will nominate the persons named in this proxy statement as directors. Each of the nominees has agreed to be named in this proxy statement and to serve as director if elected. Although we know of no reason why one of these nominees might not be able to serve, the Board of Directors will propose a substitute nominee if any nominee is not available for election. Biographical information regarding each of the nominees is presented below. The ages listed for the nominees are as of March 31, 2003.

Nominee Biographies

Joe Levy        Director since 1986

        Joe Levy, age 71, has been the Chairman of the Board of the Company since 1986 and has served the Company and its predecessor and former subsidiary since 1956. From 1986 until 1999, he was also Chief Executive Officer of the Company. Prior to taking on his current role with the Company, Mr. Levy served the Company's predecessor and former subsidiary as Chairman and Chief Executive Officer from 1982 through 1986 and as Executive Vice President from 1972 through 1982. Mr. Levy serves on the Board of Directors of the National Retail Federation. He was formerly Chairman of the California Transportation Commission and served on the Executive Committee of Frederick Atkins, Inc. and the Board of Directors of Community Hospitals of Central California. He has also served on numerous other state and local commissions and public service agencies. Mr. Levy is the husband of Mrs. Sharon Levy.

James R. Famalette        Director since 1997

        James R. Famalette, age 50, became President and Chief Executive Officer of the Company in 1999 after serving as President and Chief Operating Officer since 1997. Prior to joining the Company, Mr. Famalette was President and Chief Executive Officer of Liberty House, a department and specialty store chain based in Honolulu, Hawaii, from 1993 through 1997. Mr. Famalette served in a variety of other positions with Liberty House from 1987 through 1993, including Vice President, Stores and Vice President, General Merchandise Manager. From 1975 through 1987, he served in various senior management positions with Village Fashions/Cameo Stores and Colonies, a specialty store chain.

Joseph J. Penbera        Director since 1986

        Joseph J. Penbera, age 56, is Professor of Business at California State University, Fresno, where he formerly served as Dean of The Craig School of Business. He also serves as a director of Verdisys Inc., an energy technology firm. Dr. Penbera is President of Economist USA, Inc. and is former Chief Economist for Cal Bank & Trust, as well as other financial institutions. Dr. Penbera is also a director of Rug Doctor, L.P. and has served in that capacity since 1986.

Sharon Levy        Director since 1986

        Sharon Levy, age 69, was a director of the Company's predecessor and former subsidiary from 1982 until the time the Company was formed in 1986. She retired from service as an elected member of the Board of Supervisors of Fresno County in 2000, after serving on that board since 1975, including serving as Chairman in 1980, 1985, 1990, 1995 and 1999. Mrs. Levy also serves on numerous other public service agencies. Mrs. Levy is the wife of Mr. Joe Levy.

Max Gutmann        Director since 1992

        Max Gutmann, age 80, is currently retired. Mr. Gutmann served as Chairman and Chief Executive Officer of Elder-Beerman Stores Corporation, a regional department and specialty store chain, during the period from 1995 through 1998 and from 1974 through 1991. He was retired during the period from 1991 through 1995. Mr. Gutmann was also Executive Vice President and subsequently President of Elder-Beerman from 1961 through 1973. He is a former chairman and/or director of numerous companies and trade associations.

Frederick R. Ruiz        Director since 1992

        Frederick R. Ruiz, age 59, is the Chairman and co-founder of Ruiz Food Products, Inc., a privately held frozen food company based in Dinuba, California. He has held the position of Chairman for at least the last five years. Mr. Ruiz serves on the Boards of Directors of McClatchy Newspapers, The California Chamber of Commerce and The Hispanic College Fund. Mr. Ruiz is a member of the Business Advisory Council of California State University, Fresno.

O. James Woodward III        Director since 1992

        O. James Woodward III, age 67, has been an attorney in the private practice of law in Fresno, California since 1977. He has served as corporate counsel for several public corporations and was Executive Vice President of Glenfed, Inc. from 1988 through 1991. In addition to a private law practice, Mr. Woodward has had experience with financial institutions and in real estate development in California. He currently serves on the Board of Governors of the California State University, Fresno Foundation and Fresno Regional Foundation and the Board of Directors of Verdisys, Inc..

Jorge Pont Sánchez        Director since 1998

        Jorge Pont Sánchez, age 65, has been Assistant to the Chairman and International Division Director of El Corte Ingles since 1997. With the exception of the period from 1997 through 1998, he has also been the President and Chief Executive Officer of Harris since 1982. Mr. Pont Sánchez is President of the International Association of Department Stores, and he serves on the Boards of Directors of World Wide Retail Exchange, Lineas Aereas de Espana, Marco Polo Investments and Fundacion Ramon Areces, all of which are located in Madrid, Spain.

James L. Czech        Director since 2002

        James L. Czech, age 63, is President of The James L. Czech Company, LLC, a position he has held since August 2002. From 1993 through July, 2002, Mr. Czech was President, Development Group of Urban Retail Properties Co., the nation's largest third-party retail property management company. Also, from 1993 through 2000, Mr. Czech was Executive Vice President of Urban Shopping

Centers, Inc. From 1983 to 1993, he served as President, Development Group of JMB Retail Properties Co. since its inception. From 1981 to 1983, Mr. Czech was Senior Vice President and Chief Financial Officer of Federated Stores Realty, Inc., the shopping center subsidiary of Federated Department Stores, Inc. Prior to 1981, he held senior level positions with various companies in the shopping center industry. Mr. Czech serves on the College of Commerce Advisory Council of DePaul University and the Board of Directors of Consolidated Fire Protection, LLC. He is also a certified public accountant.

Thomas H. McPeters, Esq.        Director since 2002

        Mr. Thomas H. McPeters, Esq., age 65, is a senior partner in the law firm of McPeters McAlearney Shimoff & Hatt, and is Chief Financial Officer and Secretary and a member of the Board of Directors of Harris.

        Biographical information for Mr. Bret Levy, who served as a director from 1982 through June 26, 2002, has not been presented as Mr. Bret Levy is not standing for re-election at the 2003 annual meeting.

        Biographical information for Mr. Isidoro Álvarez Álvarez, who served as a director from 1998 through September 9, 2002, has not been presented as Mr. Álvarez Álvarez is not standing for re-election at the 2003 annual meeting.

Agreements With Nominees

        Mr. Famalette.    Under the terms of Mr. Famalette's employment agreement, the Company must cause Mr. Famalette to continue to be elected as a member of the Board of Directors during his term of employment. (See "Employment and Severance Agreements—Employment Agreement.")

        Mr. Pont Sánchez and Mr. McPeters.    The Company, Mr. Joe Levy, Mr. Bret Levy, El Corte Ingles and Harris are parties to a Stockholders' Agreement. Pursuant to the Stockholders' Agreement, El Corte Ingles and Harris nominated Mr. Pont Sánchez and Mr. McPeters to the Gottschalks Board.

        On August 20, 1998, the Company acquired substantially all of the assets and business of Harris pursuant to an Asset Purchase Agreement entered into with Harris and El Corte Ingles. Mr. Pont Sánchez is the President and Chief Executive Officer of Harris and is the International Division Director of El Corte Ingles. Mr. McPeters is the Chief Financial Officer and Secretary of Harris. As consideration for such assets and business, Gottschalks issued to Harris 2,095,900 shares of Gottschalks common stock and an 8% Non-Negotiable Extendable Subordinated Note, and assumed certain liabilities. As a condition to closing the acquisition, on the same day:

  •
  Gottschalks, Harris, El Corte Ingles, Joe Levy and Bret Levy entered into a Stockholders' Agreement (described below),

  •
  Gottschalks and Harris entered into a Registration Rights Agreement granting Harris certain rights to participate in a registration statement filed by Gottschalks with the Securities and Exchange Commission, and

  •
  Gottschalks and El Corte Ingles entered into a Standstill Agreement restricting El Corte Ingles' activities as an owner (through Harris) of Gottschalks common stock.

        In the Stockholders' Agreement, El Corte Ingles, Harris, Joe Levy and Bret Levy agreed, among other things, to do the following for the term of the agreement:

  •
  Initially, cause two El Corte Ingles nominees to be added to the Gottschalks Board. As a result, Mr. Álvarez Álvarez and Mr. Pont Sánchez were added to the Gottschalks Board during fiscal 1998. Upon the resignation of Mr. Álvarez Álvarez in September 2002, Mr. McPeters was added to the Gottschalks Board.

  •
  Cause the Gottschalks Board to be structured to consist of not more than eleven members, of which two members will be El Corte Ingles nominees and the remaining nine members will be management nominees and independent nominees. Joe Levy chooses the management nominees from management or persons affiliated with management.

  •
  Vote all Gottschalks common stock they own or have the power to vote in favor of the El Corte Ingles nominees, the management nominees and the independent nominees. Gottschalks also agreed to solicit proxies in favor of such nominees.

        The Stockholders' Agreement provides for the El Corte Ingles nominees to be increased or decreased as a result of changes in the amount of Gottschalks common stock that El Corte Ingles owns (through Harris) as follows:

Impact of Changes In Ownership of Gottschalks' Outstanding Common Stock or Disposal of Common Stock (In Either Case Fully Diluted)	Change to Number of El Corte Ingles Nominees	Change to Size of Board
El Corte Ingles, directly or indirectly, beneficially owns at least 30% of common stock	Increased to 3	Increased to 12
El Corte Ingles disposes of more than 700,000 shares of common stock or El Corte Ingles and its affiliates beneficially own less than 10% of common stock	Decreased to 1	Decreased by number of El Corte Ingles nominees that must resign
El Corte Ingles disposes of more than 1,350,000 shares of common stock or El Corte Ingles and its affiliates beneficially own less than 5% of common stock	Decreased to 0	Decreased by number of El Corte Ingles nominees that must resign

        The Stockholders' Agreement also:

  •
  provides for proportional adjustments to the number of El Corte Ingles nominees in the event of an increase in the Board size (other than as the result of an acquisition transaction approved by the Board),

  •
  contains restrictions on the transfer by Harris of the Gottschalks common stock,

  •
  contains other agreements between the parties regarding voting on change in control transactions and participation by Mr. Joe Levy's family in a Gottschalks registration statement, and

  •
  includes a non-compete agreement from Harris and El Corte Ingles.

        The Stockholders' Agreement term (other than the provisions relating to restrictions on transfer by Harris of its shares, which have a different termination date) lasts until the earlier of (1) the date El Corte Ingles is no longer entitled to nominees on the Gottschalks Board and (2) the expiration of the Standstill Agreement other than as the result of an Early Standstill Termination Event (as such term is defined in the Standstill Agreement). Gottschalks has previously filed the Stockholders' Agreement, the 8% Non-Negotiable Extendable Subordinated Note, the Registration Rights Agreement and the Standstill Agreement with the Securities and Exchange Commission.

        The Board of Directors of the Company recommends that you vote for the nominees listed above. If you send in your proxy (either by Internet, telephone or by mail), it will be voted in favor of these nominees unless you specify otherwise.

BOARD OF DIRECTORS

Meetings of the Board of Directors

        During the fiscal year ended February 1, 2003 ("fiscal 2002"), the Board of Directors held 7 meetings. With the exception of Mr. Álvarez Álvarez, each director attended, either in person or by telephone, at least 75% of the Board meetings and meetings of Board Committees that he or she was eligible to attend.

Committees of the Board.

        The Board of Directors has three principal committees. The following chart describes the function and membership of each committee and the number of times it met in the fiscal year ended February 1, 2003.

Audit Committee—2 Meetings
Function		Members
•	Review auditor's report with the independent auditors	Joseph J. Penbera, Chairman
•	Review scope of annual audit and quarterly reviews by independent auditors	James L. Czech Max Gutmann
•	Recommend independent auditors to be selected by the Board of Directors	Frederick R. Ruiz O. James Woodward III
•	Evaluate independence of independent auditors
•	Oversee internal accounting and control systems
•	Review with management and auditors accounting and financial reporting requirements and practices affecting the Company
•	Evaluate and oversee internal audit staff
Compensation Committee—2 Meetings
Function		Members
•	Review and approve executive compensation and employment agreements	O. James Woodward III, Chairman
•	Review and approve bonuses, incentive stock option awards and stock option grants	Joseph J. Penbera Frederick R. Ruiz
Governance/Nominating Committee—No Meetings (formation authorized December 9, 2002)
Function		Members
•	Review qualifications of and nominate independent candidates for Board of Directors (other than those nominated by stockholders).	James L. Czech, Chairman Max Gutmann Frederick R. Ruiz

        The Governance/Nominating Committee will consider nominees recommended by stockholders of the Company if a written recommendation is timely received by the Company's Secretary. (See "Future Stockholder Proposals and Nominations.")

Compensation of Directors

        The following table sets forth amounts paid to each of the non-employee directors during fiscal 2002.

Director Compensation for Fiscal Year 2002

	Cash Compensation			Security Grants
Name	Annual Retainer Fees($)(1)	Meeting Fees ($)(2)	Other Fees ($)(3)	Number of Shares(#)(4)	Securities Underlying Options (SARS)(#)(4)
Joseph J. Penbera	18,000	10,500	0	2,000	0
Sharon Levy	0	7,500	0	0	0
Max Gutmann	15,000	10,500	9,046	2,000	0
Frederick R. Ruiz	15,000	10,500	0	2,000	0
O. James Woodward III	18,000	10,500	0	2,000	0
James L. Czech	10,000	7,000	1,832	2,000	0
Isidoro Álvarez Álvarez	0	0	0	0	0
Jorge Pont Sánchez	0	8,000	10,741	0	0

(1)
The five outside directors who are neither officers nor affiliates of the Company received a monthly stipend. As chairmen of the Audit and Compensation Committees, Joseph J. Penbera and O. James Woodward III respectively, received $1,500 per month, and all other outside directors received $1,250 per month.

(2)
The eight non-employee directors receive $1,000 for each meeting of the Board and for each Committee meeting attended and $500 for each special purpose meeting of the Board held telephonically. Amounts indicated for Mr. Pont Sánchez are paid directly to El Corte Ingles.

(3)
The Company reimburses directors who reside outside the Fresno area for costs incurred in attending meetings of the Board and in performing Board duties. Such expense reimbursements typically include meals and transportation costs and, when required, overnight hotel expenses. Amounts indicated for Mr. Pont Sánchez are paid directly to El Corte Ingles.

(4)
The five outside directors indicated who are neither officers nor affiliates of the Company received grants of options in fiscal 2002 under the 1998 Stock Option Plan. There were no individual grants of options in tandem with stock appreciation rights ("SARS") or freestanding SARS made during fiscal 2002.

COMMITTEE REPORTS
Audit Committee Report

        The following report does not constitute soliciting material and is not considered filed or incorporated by reference into any filing by the Company under the Securities Act of 1933 or under the Securities Exchange Act of 1934, unless we specifically state otherwise.

        The Audit Committee of Gottschalks Inc. (the "Audit Committee") is composed of five independent directors and operates under a written charter adopted by the Board of Directors. The written charter was last filed as Appendix A to the Company's fiscal 2001 proxy statement. The current members of the Audit Committee are Joseph J. Penbera (Chairman), James L. Czech, Max Gutmann, Frederick R. Ruiz and O. James Woodward III. The members of the Audit Committee meet the standards of independence and other qualifications required by the New York Stock Exchange.

        The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to: (1) serve as an independent and objective party to monitor the Company's financial reporting process and internal control system, (2) review and appraise the audit efforts of the Company's independent accountants and internal audit department, (3) review the Company's compliance with applicable laws and regulations and its Corporate Code of Conduct and (4) perform other oversight functions as requested by the Board of Directors.

        Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

        In fulfilling the Audit Committee's responsibilities, the Audit Committee has met and held various discussions with management and the independent accountants, including meetings conducted prior to the issuance of quarterly and annual earnings to the public. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, "Communications with Audit Committees."

        The Company's independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and the Audit Committee discussed with the independent accountants that firm's independence.

        Based upon the Audit Committee's discussion with management and the independent accountants and the Audit Committee's review of the report of the independent accountants, the Audit Committee recommended that the Board of Directors approve the inclusion of the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended February 1, 2003.

        This Audit Committee Report is submitted by the members of the Fiscal 2002 Audit Committee.

Joseph J. Penbera (Chairman)
James L. Czech
Max Gutmann
Frederick R. Ruiz
O. James Woodward III

        April 30, 2003

Compensation Committee Report

        The following report and the performance graph on page 21 do not constitute soliciting materials and are not considered filed or incorporated by reference into any filing by the Company under the Securities Act of 1933 or under the Securities Exchange Act of 1934, unless we specifically state otherwise.

        The policy of the Compensation Committee of the Board of Directors is that the compensation of the executives of the Company should be closely aligned with the interests of the stockholders of the Company and linked with the Company's overall financial performance and the executive's individual performance. The Compensation Committee generally believes compensation should be limited to amounts that are deductible under present income tax law. However, under certain circumstances, the Compensation Committee may authorize the payment of compensation that is not deductible. Such policies have been incorporated into a performance-based compensation program developed and implemented by the Compensation Committee for the senior executive officers of the Company.

Compensation Program

        The Company's executive compensation program consists primarily of three components: (1) a base salary that is designed to attract and retain qualified employees for the Company; (2) annual incentives which are tied to the performance of the Company; and (3) stock options.

        Base Salary.    The base salary of the Chief Executive Officer was originally determined by the Compensation Committee based on factors such as scope of responsibility, current performance and the overall financial performance of the Company. In making such determination, the Compensation Committee also considered salary ranges of chief executive officers of certain competitors of the Company. The annual base salary paid to Mr. James Famalette, as President and Chief Executive Officer for fiscal 2002, was $530,000. This amount was paid pursuant to Mr. Famalette's employment contract and his voluntary agreement to reduce his annual base salary by $30,000 from March 1, 2002 through the end of fiscal 2002. (See "Employment and Severance Agreements—Employment Agreement"). The Chief Executive Officer, in turn, recommends an original annual base salary for the senior executive officers of the Company based on factors such as the scope of responsibility and base salary ranges of similarly positioned executives of the Company. Annual adjustments to such base salaries are determined based on factors including, but not limited to, the executive's individual performance, the performance of areas within the executive's scope of responsibility and the overall performance of the Company. The Compensation Committee reviews the Chief Executive Officer's recommendations for such officers' annual base salary levels and makes the final determination of such levels based on the factors referred to above and such other factors as it may consider relevant in the circumstances.

        Annual Incentives.    The Company's bonus program currently in effect ("Bonus Program") offers the Chief Executive Officer and key executives of the Company a bonus opportunity linked to Company performance. Under the Bonus Program, the Board of Directors establishes a goal at the beginning of each fiscal year to achieve a targeted earnings per share ("EPS") amount. If the Company achieves the EPS goal for the year, the Chief Executive Officer may be paid a bonus in the following fiscal year of up to 50% of his base salary, and key executives may be paid a bonus in the following fiscal year ranging from 10% to 30% of their respective base salaries. With respect to the bonus awarded to the Chief Executive Officer, the Compensation Committee determines the actual bonus amounts within these ranges based on the guidelines described below and based on its analysis of the Company's actual performance and each individual's performance. The Chief Executive Officer, in turn, recommends bonus amounts for the senior executive officers of the Company. Generally, 50% of the potential bonus is based solely on the Company's performance, 30% of the potential bonus is based on the key executive's performance measured against the key executive's goals and 20% of the potential bonus is based on a subjective evaluation of the key executive's performance. Bonuses are generally not paid if the Company does not achieve its EPS goal for the applicable year. The maximum bonus to be paid under the Bonus Program to the Chief Executive Officer and each other key executive is generally 50% and 30%, respectively, of his or her respective base salary amount. Bonuses paid in fiscal 2001 and fiscal 2000 consist of (i) bonuses based on the Company's performance because the Company's fiscal 2000 and fiscal 1999 EPS goals were achieved and (ii) bonuses based on the other factors described above as determined by the Compensation Committee and Chief Executive Officer. The Company's fiscal 2001 and fiscal 2002 EPS goals were not achieved and, accordingly, no bonuses under the Bonus Program were paid in fiscal 2002 and no bonuses are expected to be paid under the program in fiscal 2003.

        Stock Options.    Stock options are granted to the senior executive officers and other employees of the Company at the discretion of the Compensation Committee. The Compensation Committee believes the grant of stock options reinforces the importance of improving stockholder value over the long term, and encourages and facilitates executive and key employee stock ownership of the Company. The determination to grant options is also based on factors such as the current number of unexercised options held by the senior executive officers and employees, the expiration dates of those options and the current financial performance of the Company. Option grants for the Chief Executive Officer are determined by the Compensation Committee. Option grants for the senior executives and other employees of the Company are recommended by the Chief Executive Officer and reviewed and approved by the Compensation Committee. In fiscal 2002, an aggregate of 50,000 options were granted to Messrs. Famalette, Gladding, Geele and Schmidt under the 1998 Stock Option Plan at an exercise price of $2.64 per share. In fiscal 2002, a total of 280,500 options were also granted to 143 other officers and key employees of the Company under the 1998 Stock Option Plan, also at an exercise price of $2.64 per share. The exercise price of $2.64 per share for these grants was the closing market price of the Company's common stock on the date of the grant. Such options vest at a rate of 25% per year beginning on the first anniversary after the date of the grant and expire in ten years.

        Other.    Compensation for other officers and managers of the Company was paid during fiscal 2002 based upon an evaluation of such individuals' performance, responsibilities and the level of compensation of similarly positioned managers at the Company and its competitors. Bonuses in the aggregate amount of $271,000 were paid to 59 store managers, merchandising and operations personnel of the Company during fiscal 2002 based primarily upon the fiscal 2001 performance of the particular individual's unit, department, division or store.

        Compensation Committee Interlocks And Insider Participation.    No member of the current Compensation Committee is a former or current officer or employee of the Company or its subsidiary, or is employed by a company whose board of directors includes a member of management of the Company.

        This Compensation Committee Report is submitted by the members of the Fiscal 2002 Compensation Committee.

O. James Woodward III, Chairman
Joseph J. Penbera
Frederick R. Ruiz

        April 30, 2003

EXECUTIVE COMPENSATION

Executive Officer Biographies

        The following table lists the executive officers of the Company:

Name	Age(1)	Position
James R. Famalette(2)	50	President and Chief Executive Officer and Director
Joe Levy(2)	71	Chairman
Gary L. Gladding	62	Executive Vice President and General Merchandise Manager
Michael S. Geele	53	Senior Vice President and Chief Financial Officer
Michael J. Schmidt	61	Senior Vice President and Director of Stores

(1)
As of April 30, 2003.

(2)
Information with respect to Joe Levy and James R. Famalette is included in the "Election of Directors—Nominee Biographies" portion of this proxy statement.

        Gary L. Gladding has been Executive Vice President of the Company since 1987, and joined E. Gottschalk, the Company's predecessor, as Vice President/General Merchandise Manager in 1983. From 1980 to 1983, he was Vice President and General Merchandise Manager for Lazarus Department Stores, a division of Federated Department Stores, Inc., and he previously held merchandising manager positions with the May Department Stores Co.

        Michael S. Geele became Senior Vice President and Chief Financial Officer of the Company on January 21, 1999. Prior to joining the Company, Mr. Geele was Chief Financial Officer of Southwest Supermarkets in Phoenix, Arizona from 1995 to 1998. From 1991 to 1995, Mr. Geele served as Vice President of Finance for Smitty's Super Valu in Phoenix, Arizona, and from 1981 to 1991 served in various financial positions with Smitty's, including Senior Director and Corporate Controller. Mr. Geele is a certified public accountant.

        Michael J. Schmidt became Senior Vice President/Director of Stores of E. Gottschalk, the Company's predecessor, in 1985. Prior to joining the Company's predecessor in 1983, he held management positions with Liberty House, Allied Corporation and R.H. Macy & Co., Inc.

Compensation of Executive Officers

        Summary Compensation.    The materials set forth below contain information on certain cash and non-cash compensation provided to the Company's Chief Executive Officer and the four other current and former executive officers of the Company who were the most highly compensated executive officers for fiscal year 2002 (the "Named Officers").

Summary Compensation Table

	Annual Compensation						Long-Term Compensation Awards(1)
Name and Principal Position	Fiscal Year	Base Salary ($)(2)		Bonus($)(3)		Other Annual Compensation ($)(4)	Securities Underlying Options(#)(5)	All Other Compensation ($)(6)
James R. Famalette President, Chief Executive Officer and Director	2002 2001 2000	532,308 560,000 439,231		0 108,000 107,100		0 0 0	20,000 0 130,000	6,217 5,763 5,731
Joe Levy Chairman	2002 2001 2000	175,000 247,502 336,101	(7)	0 0 89,200	(8)	0 0 0	0 0 25,000	4,038 7,022 7,022
Gary L. Gladding Executive Vice President and General Merchandise Manager	2002 2001 2000	324,000 319,692 305,077		0 58,000 58,800		0 0 0	10,000 10,000 15,000	7,293 6,712 6,637
Michael S. Geele Senior Vice President and Chief Financial Officer	2002 2001 2000	230,000 229,038 198,844		0 40,000 38,500		0 0 0	10,000 5,000 35,000	6,196 5,921 3,383
Michael J. Schmidt Senior Vice President and Director of Stores	2002 2001 2000	240,000 235,384 221,431		0 45,000 45,500		0 0 0	10,000 10,000 15,000	7,171 6,601 6,529

(1)
The Company did not make any payments or awards that would be classified under the "Restricted Stock Award" and "LTIP Payout" columns otherwise required to be included in the table by the applicable SEC disclosure rules.

(2)
Includes compensation earned but deferred pursuant to the Gottschalks Inc. Retirement Savings Plan and a cafeteria plan established pursuant to Internal Revenue Code Section 125. Fiscal 2001 and 2002 each include 52 weeks as compared to fiscal 2000 which includes 53 weeks. Accordingly, the base salaries indicated for fiscal 2000 include one additional week of base pay as compared to fiscal 2001 and 2002.

(3)
Bonus amounts paid in fiscal 2000 and 2001 were paid under the Bonus Program.

(4)
The amounts included in this column for each of the Named Officers do not include the value of certain perquisites which in aggregate did not exceed the lesser of $50,000 or 10% of the Named Officer's aggregate salary and bonus compensation for fiscal 2000, 2001 or 2002, as applicable.

(5)
Represents shares of stock underlying options granted under the Company's 1998 Stock Option Plan. There were no individual grants of options in tandem with SARS or freestanding SARS made during fiscal years 2000, 2001 or 2002 to the Named Officers.

(6)
Represents contributions made by the Company on behalf of the Named Officers to the Gottschalks Inc. 401(k) Plan in the form of Common Stock of the Company and amounts paid for term life insurance premiums.

(7)
Represents annual base salary of $350,000 from the beginning of fiscal 2001 through July 15, 2001, and $175,000 through the remainder of fiscal 2001. Mr. Levy's annual base salary was reduced by $175,000, reflecting a reduction in his daily corporate duties.

(8)
Represents bonus earned in fiscal 1999 while serving as Chief Executive Officer of the Company.

        Stock Option Grants.    Shown below is information with respect to grants of stock options to the Named Officers during the last fiscal year under the 1998 Stock Option Plan. In addition to options granted to the Named Officers below, in fiscal 2002 a total of 280,500 options were also granted to 143 other officers and key employees of the Company under the 1998 Stock Option Plan.

Option Grants in Fiscal Year 2002

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted (#)(1)
		Percent of Total Options Granted to Employees in Fiscal Year
Name			Exercise Price ($/Share)(2)	Expiration Date
					5%	10%
James R. Famalette	20,000	6.0%	2.64	5/3/2012	37,500	97,800
Joe Levy(3)	0	N/A	N/A	N/A	N/A	N/A
Gary L. Gladding	10,000	3.0%	2.64	5/3/2012	18,800	48,900
Michael S. Geele	10,000	3.0%	2.64	5/3/2012	18,800	48,900
Michael J. Schmidt	10,000	3.0%	2.64	5/3/2012	18,800	48,900

(1)
These options first become exercisable on the first anniversary of the grant date, with 25% of the underlying shares becoming exercisable at that time and an additional 25% of the option shares becoming exercisable on each successive anniversary date through the fourth anniversary date.

(2)
Represents the fair market value of the Company's common stock based on its closing price on the New York Stock Exchange as of the date of the grant of the options.

(3)
No options were granted to Mr. Joe Levy in fiscal 2002 When options are granted to Mr. Levy, such options are granted at 110% of fair market value as determined in the manner described above.

        Stock Option Exercises.    Shown below is information with respect to the exercise of stock options during the last fiscal year by the Named Officers and the value of unexercised options held by each of them as of the end of the last fiscal year.

Aggregate Option Exercises in Fiscal Year 2002 and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year-End	Value of Unexercised In-the- Money Options at Fiscal Year-End(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable/ Unexercisable (#)	Exercisable/ Unexercisable ($)
James R. Famalette	0	0	166,250/98,750	0/0
Joe Levy	0	0	88,750/16,250	0/0
Gary L. Gladding	0	0	41,500/27,500	0/0
Michael S. Geele	0	0	46,250/33,750	0/0
Michael J. Schmidt	0	0	41,500/27,500	0/0

(1)
The exercise price of the options range from $2.64 to $10.87 per share. The closing price of the Company's common stock on the New York Stock Exchange as of February 1, 2003 was $1.60 per share.

Securities Authorized for Issuance Under Equity Compensation Plans

        The following table provides information as of February 1, 2003 about the Company's Common Stock that may be issued upon the exercise of options granted to employees or members of the Board of Directors under all of the Company's existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,713,000	$5.99	1,137,000
Equity compensation plans not approved by security holders	0	NA	NA
Total	1,713,000	$5.99	1,137,000

Employment and Severance Agreements

        Employment Agreement.    The Company has an employment agreement with James R. Famalette as the Company's President and Chief Executive Officer. The terms of the agreement may be extended by mutual written consent. The agreement provides that Mr. Famalette will be a member of the Board of Directors during his term of employment. The agreement further provides for the payment of an annual base salary of at least $420,000 in the first year of the contract (June 24, 1999 through June 23, 2000), $460,000 in the second year of the contract (June 24, 2000 through June 23, 2001) and $500,000 in the third year of the contract (June 24, 2001 through July 2, 2002). The agreement also provided for the payment of an annual bonus under the Company's Bonus Program, under which Mr. Famalette has the ability to earn an annual bonus of 30% of Base Salary if specific goals and objectives adopted by the Board are achieved. Effective November 5, 2000, Mr. Famalette's employment contract was amended and his annual base salary was increased to $560,000 through the remainder of the contract period, which was extended from June 24, 2002 to July 1, 2004. In connection with this amendment, Mr. Famalette was also granted 100,000 options under the Company's 1998 Stock Option Plan, with 70,000 of those options granted on October 29, 2000 and 30,000 options granted on January 2, 2001. In addition, the total amount that Mr. Famalette may earn under the Company's Bonus Program was increased from 30% of his annual base salary to 50% of his annual base salary if specific goals and objectives adopted by the Board are achieved. Mr. Famalette also receives a car allowance and receives other benefits typically offered to all employees of the Company. The compensation payable pursuant to the agreement will be terminated if Mr. Famalette terminates his employment with the Company through retirement, disability or death, if Mr. Famalette is terminated for cause (as defined) or the Company sells all or part of its business and Mr. Famalette is able to continue his employment with the buyer at or above his then base salary. With the exception of the employment agreement with Mr. Famalette, the Company has no employment agreements with any of the other Named Officers, including the Company's Chairman.

        In light of the Company's reduced operating results for fiscal years 2001 and 2002, Mr. Famalette took voluntary reductions in his annual base salary of $30,000 from the period of March 1, 2002 through the end of fiscal 2002 and for all of fiscal 2003. In addition, based on the Company's fiscal 2001 and fiscal 2002 operating results, Mr. Famalette was not paid any bonus under the Bonus Program in fiscal 2002 and will not be paid any bonus in fiscal 2003.

        Severance Agreements.    The Company has Severance Agreements with each of the Named Officers, including the Company's Chief Executive Officer. Such agreements provide for the continuing payment of the officer's base salary for a period of twelve months, except for Messrs. Levy and Famalette, whose severance benefits will be payable for a period of twenty-four months, and in the case of Mr. Famalette, less the period remaining under his employment agreement. The agreements also provide for continuing coverage in the Company's group medical plan at the Company's expense for one year in the event the officer is terminated by written notice by the Company other than for cause (as defined). The agreements require the officer to continue to report to work and perform the duties of his or her employment until the date set forth as the officer's date of termination in order to receive such continuing payments. The officer is not entitled to receive a severance benefit under certain conditions including: (i) the termination of employment occurs by other than written notice of termination by the Company; (ii) if the Company sells all or part of its business and the officer has the opportunity to continue his or her employment with the buyer at or above the officer's base rate of pay; and (iii) the termination of employment for cause (as defined). In the event of a change in control, the severance benefits are extended to a period of twenty-four months in the case of Mr. Joe Levy and Mr. Famalette, and to a period of eighteen months in the case of Messrs. Gladding, Geele and Schmidt.

STOCK OWNERSHIP

Stock Ownership of Certain Beneficial Owners and Management

        On May 6, 2003, there were 12,801,333 shares of Company common stock outstanding. The following table shows the number of shares of common stock beneficially owned, as of May 6, 2003, by the following:

  •
  each person who we know beneficially owns more than 5% of the common stock;

  •
  each director;

  •
  each Named Officer; and

  •
  the directors and executive officers as a group.

		Amount and Nature of Beneficial Ownership(1)
Name and Address Of Beneficial Owner	Present Position With the Company	Shares of Common Stock (#)(2)		Options Exercisable Within 60 days (#)(3)	Total as Percent of Class(4)
5% or Greater Stockholders:
The Harris Company P.O. Box 20 Redlands, CA 92373	N/A	2,095,900	(5)	0	15.8%
Joe Levy P.O. Box 28920 Fresno, CA 93729	Chairman	1,444,585	(6)(7)	98,750	11.6%
Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	N/A	955,600	(8)	0	7.2%
Directors and Executive Officers:
James R. Famalette	President, Chief Executive Officer and Director	57,590		192,500	1.9%
Joseph J. Penbera	Director	5,000		10,500	*
Sharon Levy	Director	0	(7)	0	*
Max Gutmann	Director	24,000		15,000	*
Frederick R. Ruiz	Director	16,350		15,000	*
O. James Woodward III	Director	10,000		15,000	*
Thomas L. McPeters	Director	0		0	*
Jorge Pont Sánchez	Director	0		0	*
James L. Czech	Director	4,000		2,500
Gary L. Gladding	Executive Vice President and General Merchandise Manager	19,050		50,250	*

Michael S. Geele	Senior Vice President and Chief Financial Officer	17,965	55,000	*
Michael J. Schmidt	Senior Vice President and Director of Stores	12,983	50,250	*
Directors and Executive Officers as a Group (13 Persons)	N/A	1,611,523	504,750	15.9%

*
Holdings represent less than 1% of all common shares outstanding.

(1)
Unless otherwise indicated, (i) beneficial ownership is direct and (ii) the person indicated has sole voting and investment power over the shares of common stock indicated.

(2)
Includes shares of common stock held in the Gottschalks Inc. 401(k) Plan and owned pursuant to the 1998 Employee Stock Purchase Plan, as follows: Joe Levy (28,873 shares); James R. Famalette (34,590 shares); Gary L. Gladding (19,050 shares), Michael S. Geele (17,965 shares) and Michael J. Schmidt (12,983 shares).

(3)
Shares that may be acquired pursuant to options exercisable within 60 days of May 6, 2003.

(4)
Assumes that only those options of the particular person or group listed that are exercisable within 60 days of May 6, 2003 have been exercised and no others.

(5)
The information with respect to Harris was reported on a Schedule 13D filed by Mr. Joe Levy, Mr. Bret Levy, El Corte Ingles and Harris with the SEC on August 28, 1998 (subsequently amended on February 22, 2002, May 29, 2002, August 29, 2002 and January 10, 2003), copies of which were received by the Company and relied upon in making this disclosure. As of August 28, 1998, Harris exercised sole voting power and sole dispositive power with respect to 2,095,900 shares.

(6)
Includes 592,550 shares in which Joe Levy has a pecuniary interest as trustee of the Levy Trust Account which was created in December 2000 upon the division of the Gertrude H. Klein Trust. Does not include the aggregate of 1,141,700 shares held by Joseph Levy's adult children, Jody Levy-Schlesinger, Felicia Levy-Weston and Bret Levy and their spouses and children, over which shares Joe Levy disclaims beneficial ownership.

(7)
Sharon Levy shares beneficial ownership of the shares attributed to Joe Levy, her husband, as community property.

(8)
The information with respect to Dimensional Fund Advisors Inc. was reported on a Schedule 13G/A filed by Dimensional Fund Advisors Inc. with the SEC on February 3, 2003, a copy of which was received by the Company and relied upon in making this disclosure. Dimensional Fund Advisors Inc. exercised, as of February 1, 2003, sole voting power and sole dispositive power with respect to 955,600 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

        Our directors and executive officers, as well as persons owning more than 10% of the Company's outstanding shares of stock, must file reports with the Securities and Exchange Commission indicating the number of shares of the Company's common stock they beneficially own and any changes in their beneficial ownership. Copies of these reports must be provided to us. Based solely on our review of these reports and written representations from our directors and officers, we believe each of our directors and executive officers, as well as each of the persons owning more than 10% of our outstanding shares of stock, filed all the required reports during fiscal year 2002.

Certain Relationships and Related Transactions

        The Company is indebted to Harris, a stockholder owning more than 5% of the Company common stock. As described under the heading "Agreements With Nominees," on August 20, 1998 the Company

acquired substantially all of the assets and business of Harris. As consideration for the purchase, the Company issued to Harris 2,095,900 shares of common stock and an 8% Non-Negotiable Extendable Subordinated Note and assumed certain other liabilities. The Subordinated Note was originally due and payable on August 20, 2003 in the principal amount of $22,179,598. Interest on the Subordinated Note is payable semi-annually. The maturity date of the Subordinated Note was extended by three years to August 20, 2006 in accordance with the provisions thereof because the Company's senior secured revolving credit facility does not permit the repayment of the Subordinated Note on its original scheduled maturity date. Mr. Pont Sánchez and Mr. McPeters are directors of Gottschalks and are also directors and/or executive officers of Harris. Mr. Pont Sánchez is the President and Chief Executive Officer of Harris and is the International Division Director of El Corte Ingles. Mr. McPeters is the Chief Financial Officer of Harris.

STOCK PRICE PERFORMANCE

        The graph below compares the cumulative total return of the Company's common stock with the cumulative total return of (i) the S&P Small Cap 600 Index, (ii) the S&P Department Stores Index and (iii) two companies described in the footnote to the graph. Except as described, the comparison covers the five-year period from close of market on the last trading day prior to the beginning of the 1998 fiscal year to the last day of the Company's 2002 fiscal year and assumes that $100 was invested at the beginning of the period in the Company's common stock and in each of the foregoing indices and assumes reinvestment of dividends.

        The past stock price performance for the Company's common stock is not necessarily indicative of future price performance.

Gottschalks Inc. Stock Price Performance

Five Year Cumulative Total Stockholders' Return(1)

(1)
Assumes $100 is invested on February 2, 1998 in the Company's common stock, the S&P Small Cap 600 Index, the S&P Department Stores Index and a composite index, weighted by market capitalization, of two peer companies (Bon-Ton Stores, Inc. and Elder-Beerman Stores Corp. ("Elder-Berman")). The dollar amounts shown at each year-end are as of the last trading day prior to the end of the Company's fiscal year. The composite index includes data for Elder-Beerman beginning in the year ended January 31, 1999, during which time Elder-Beerman became traded on the NYSE.

OTHER INFORMATION

Independent Auditors

        The Audit Committee has recommended, and the Board of Directors has selected, Deloitte & Touche LLP as the Company's independent auditors for fiscal 2003. Representatives of Deloitte & Touche LLP are expected to be present at the 2003 annual meeting and will be available to answer appropriate questions and to make any statement they may desire. While it is presently anticipated that Deloitte & Touche LLP will continue to serve as the Company's independent auditors during fiscal 2003, and in that capacity will report on the Company's 2003 annual consolidated financial statements, the Board, upon recommendation by the Audit Committee, reserves the right to select different independent auditors at any time.

Audit Fees.

        Fees for audit services performed by Deloitte & Touche LLP relating to the audit of the consolidated annual financial statements, and for reviews of interim financial information included in the Company's quarterly reports on Form 10-Q, totaled approximately $459,000 during fiscal 2002.

Financial Information System Design and Implementation Fees.

        Deloitte & Touche LLP was not engaged to provide services of this nature in fiscal 2002, and therefore no related fees were incurred.

All Other Fees.

        Fees for all other services performed by Deloitte & Touche LLP, including tax, agreed upon procedures for the Company's receivables securitization program and other consulting services (both audit and non-audit related), totaled approximately $932,000 during fiscal 2002. This amount includes $546,000 contingent fees arising from the settlement of certain federal net operating loss carryback refund claims filed with the Internal Revenue Service. This amount was accrued and charged to results of operations in fiscal 1996.

        Our Audit Committee has determined that the rendering of other non-audit services by Deloitte & Touche LLP was compatible with maintaining their auditor independence.

Future Stockholder Proposals and Nominations

        If you want to include a stockholder proposal in the proxy statement for the 2004 Annual Stockholders' Meeting, or intend to present a proposal at that Meeting, you must follow the procedures set forth in the Company's bylaws. You must deliver a notice to the Company's Secretary at the Company's principal office located at 7 River Park Place East, Fresno, California 93720 no earlier than February 25, 2004 and no later than the close of business on March 26, 2004. If we do not receive notice during that period, no discussion of your proposal is required to be included in our 2004 proxy statement and we may use our discretionary authority to vote on the proposal if you do present it at our annual meeting.

        Stockholders can also nominate persons to be directors. If you want to nominate a person, you must follow the procedures set forth in the Company's bylaws. You must deliver a notice to the Company's Secretary at the Company's principal executive offices no earlier than February 25, 2004 and no later than the close of business on March 26, 2004. That notice must contain the information required by the bylaws about you and your nominees. Unless you have complied with these bylaw provisions, your nominee will not be accepted and cannot be voted on by the stockholders.

Other Matters

        At the date of mailing of this proxy statement, we are not aware of any business to be presented at the annual meeting other than the proposal discussed above. If other proposals are properly brought before the meeting, any proxies returned to us will be voted as the proxyholders see fit.

        You can obtain a copy of the Company's Annual Report on Form 10-K for the year ended February 1, 2003 at no charge by writing to the Company at 7 River Park Place East, Fresno, California 93720, Attention: Michael S. Geele, Senior Vice President and Chief Financial Officer. In addition, the Company's 2002 Annual Report on Form 10-K can be obtained from the Investor Relations section of the Company's website, http://www.gottschalks.com.

By order of the Board of Directors,

Joe Levy Chairman

May 30, 2003

PROXY

GOTTSCHALKS INC.

ANNUAL MEETING OF STOCKHOLDERS, JUNE 26, 2003

        The undersigned hereby appoints Joe Levy and O. James Woodward III and each of them, each with full power of substitution, as proxy of the undersigned to attend the Annual Stockholders' Meeting of Gottschalks Inc., to be held on June 26, 2003 at 10:00 a.m., and any adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present as follows with respect to the following matters which are more fully described in the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 30, 2003, receipt of which is hereby acknowledged by the undersigned.

Address Change/Comments (Mark the corresponding box on the reverse side)

(CONTINUED AND TO BE SIGNED ON OTHER SIDE)

/*\    FOLD AND DETACH HERE    /*\

Please Mark Here for Address Change or Comments SEE REVERSE SIDE	/ /
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES ON PROPOSAL 1.
	FOR	WITHHELD FOR ALL
1. Election of Directors.	/ /	/ /
2. Any other matters properly brought before the stockholders at the meeting.
(01) Joe Levy, (02) James R. Famalette, (03) Joseph J. Penbera,
(04) Sharon Levy, (05) Max Gutmann, (06) Frederick R. Ruiz,
(07) O. James Woodward III, (08) Jorge Pont Sánchez, (09) James L. Czech and (10) Thomas H. McPeters
WITHHELD FOR: (Write that nominee's name in the space provided below.)

			I PLAN TO ATTEND MEETING	/ /

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR DIRECTOR. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GOTTSCHALKS INC.
Signature(s)	Dated	, 2003

NOTE: PLEASE SIGN EXACTLY AS YOUR NAME IS PRINTED. EACH JOINT TENANT SHOULD SIGN. EXECUTIVES, ADMINISTRATORS, TRUSTEES OR GUARDIANS SHOULD GIVE FULL TITLES WHEN SIGNING. PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

/*\    FOLD AND DETACH HERE.    /*\

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 1:00 P.M. Los Angeles Time on June 25, 2003.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/got		Telephone 1-800-435-6710		Mail
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.	OR	Use any touch tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
Table of Contents
Questions and Answers About Voting
MANAGEMENT PROPOSAL Election of Directors
BOARD OF DIRECTORS
Compensation of Directors
Director Compensation for Fiscal Year 2002
COMMITTEE REPORTS Audit Committee Report
Compensation Committee Report
EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants in Fiscal Year 2002
Aggregate Option Exercises in Fiscal Year 2002 and Fiscal Year-End Option Values
STOCK OWNERSHIP
STOCK PRICE PERFORMANCE
Gottschalks Inc. Stock Price Performance
Five Year Cumulative Total Stockholders' Return(1)
OTHER INFORMATION
GOTTSCHALKS INC. ANNUAL MEETING OF STOCKHOLDERS, JUNE 26, 2003